ASYMMETRIC ETFS TRUST
SECOND AMENDMENT TO THE
INVESTMENT ADVISORY AGREEMENT

This Second Amendment (the “Amendment”) to the Investment Advisory Agreement by and between ASYMmetric ETFs Trust, a Delaware statutory trust (the “Trust”), on behalf of ASYMshares™ ASYMmetric S&P 500® ETF, ASYMmetric Smart Alpha S&P 500® ETF, and ASYMmetric Smart Income ETF (each, a “Fund” and together, the “Funds”) and ASYMmetric ETFs, LLC, a Delaware limited liability company (the “Adviser”), dated February 12, 2021, (the “Agreement”), as amended June 3, 2021, is made and entered into as of January 25, 2023 by the Trust and the Adviser. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.
Pursuant to Section 9 of the Agreement, the Trust and the Adviser agree to amend the Agreement as follows:
1.The first paragraph captioned “Term” under Section 8 of the Agreement is deleted in its entirety and replaced with the following:
 Term. This Agreement shall remain in effect for an initial term of two (2) calendar years commencing on the date on which the applicable Fund commences operations, and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the trustees of the Trust who are not “interested persons” (as defined in the Act) of the Trust, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, that:
. . .

2.Appendix A to the Agreement is deleted in its entirety and replaced with the following:

Fund	Fee Rate (% of average daily net assets)
ASYMshares™ ASYMmetric S&P 500® ETF	0.95%
ASYMmetric Smart Alpha S&P 500® ETF	0.95%
ASYMmetric Smart Income ETF	0.75%

3.Except as expressly amended by this Amendment, the Agreement remains in full force and effect in accordance with its respective terms.
4.This Amendment shall be governed by and construed in accordance with the laws of the State of New York without reference to choice of law principals thereof and in accordance with the applicable provisions of the Investment Company Act of 1940, as amended.
5.This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.
6.If any provision of this Amendment is held to be invalid, the remaining provisions of the Amendment shall continue to be valid and enforceable.
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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective officers as of January 25, 2023.

ASYMmetric ETFs Trust By: /s/ Darren Schuringa Name: Darren Schuringa Title: Chief Executive Officer
ASYMmetric ETFs, LLC

By:  /s/ Darren Schuringa
Name: Darren Schuringa
Title: Chief Executive Officer